Exhibit 99.1

ERHC ENERGY INC. ISSUES APRIL 2017 SHAREHOLDER UPDATE

HOUSTON, April 24, 2017 – ERHC Energy Inc. (OTCMKTS:ERHE), a publicly traded American company with oil and gas assets in Sub-Saharan Africa, today issued the following update on Company activities.

a.
As stated in our last Shareholder update, ERHC’s management and board continue working toward a strategic realignment of the Company in the light of the current oil-price environment and continued constraints on funding for oil exploration activities,.

b.
The Company is refocusing on opportunities for cost-efficient entry into production and producing assets. This is in contrast to the pure exploration model which the Company previously ran and is intended to open up the Company to new streams of investment and revenue.

c.
Accordingly, the Company has concluded a Term Sheet with Starcrest Nigeria Energy Limited (“Starcrest”) pursuant to the Memorandum of Understanding earlier signed between the parties. The Term Sheet sets out a 180-day period commencing May 1, 2017 for a definitive agreement between the parties that gives ERHC entry, for valuable consideration, into Starcrest’s current entitlements to production.

d.
Starcrest has a significant stake in Elcrest Exploration and Production Company Limited, the holder of 45 percent of Nigeria’s producing OML 40. Starcrest also holds directly OPL 291 and OPL 242 in Nigeria.

e.	ERHC continues to bid, as part of several consortia with backing from financing partners, for producing interests in West Africa.

f.	Newstar Oil and Gas, Inc, a wholly owned subsidiary of ERHC, has also been set up to acquire producing assets domestically in the United States.

g.
ERHC is currently in discussions with the Nigeria-Sao Tome & Principe Joint Development Authority (“JDA”) regarding the terms of a new Production Sharing Contract for Block 2 of the Joint Development Zone (“JDZ”). In addition to ERHC, the JDA has designated at least one new contractor on the PSC in replacement of interest-holders that have terminated their interests in the Block.

h.	It is expected that similar discussions regarding JDZ Blocks 3 and 4 will also commence in due course.

i.
As earlier disclosed, the Company has been reviewing its legacy exploration assets with a view to deciding, on an asset-by-asset basis, the feasibility and desirability of retention in the light of conditions in the oil industry and ERHC’s revised strategic focus.

j.	In the course of the review, the Company has come to a conclusion regarding Block BDS 2008 in Chad.

k.
After careful consideration, ERHC has elected not to apply for renewal of the Exclusive Exploration Authorization and the Production Sharing Contract over Block BDS 2008 upon the expiration, in April 2017, of the current term.

l.
ERHC will be presenting at the 16th Africa Independents Forum in May 2017 in London. This is the premier international forum showcasing independents holding acreage and portfolio assets in Africa. Learn more at http://www.oilgas-events.com/Find-an-Event/Africa-Independents-Forum.

m.
ERHC has reduced costs across board. Investor relations and outreach have been affected but ERHC will endeavor to keep satisfying any mandatory regulatory requirements for disclosure, particularly to shareholders as whole.

n.	ERHC encourages shareholders and others to refer to quarterly and annual filings with the SEC, which can be found at http://erhc.com/secfilings/.

o.	We thank you for your continued interest in ERHC.

Sincerely,

Peter Ntephe
President and Chief Executive Officer

About ERHC Energy

ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in Africa and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its stockholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

Cautionary Statement

This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future stockholders’ meetings as well as other matters that are not historical facts or information. Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied. A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in Kenya, Chad, the JDZ and the Exclusive Economic Zone of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.